                                                                    EXHIBIT 3.24


                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        BLACK CREEK COMMUNICATIONS, L.P.

                               TABLE OF CONTENTS


                                                                                                                      Page
1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1              Terms Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2              Number and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1              Formation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2              Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3              Principal Place of Business; Registered Office; Registered Agent  . . . . . . . . . . . . . . 4
         2.4              Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.5              Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

3        CAPITAL CONTRIBUTIONS - PARTNERSHIP INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1              Initial Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2              Additional Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.3              Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.4              Failure to Make Additional Capital Contributions  . . . . . . . . . . . . . . . . . . . . . . 6
         3.5              Determination of Existing Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6              Partner Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.7              Other Matters Relating to Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . 9
         3.8              Deficit Capital Account Balances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.9              Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

4        RIGHTS AND POWERS OF THE GENERAL PARTNER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.1              Duties of General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.2              Illustrative Rights and Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.3              Major Decisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.4              Management of Cable System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.5              Budget; Operating Reserve Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.6              Payment of Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.7              Exercise of Rights and Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.8              Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.9              Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.10             Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.11             Removal of General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.12             Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

5        LIMITED PARTNER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.1              Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         5.2              Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3              Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4              Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5              Death, Bankruptcy, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6              Encumbrance of Limited Partner's Interest . . . . . . . . . . . . . . . . . . . . . . . . .  18

6        ALLOCATIONS AND DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1              Allocation of Net Income and Loss from Operations . . . . . . . . . . . . . . . . . . . . .  18
         6.2              Distributions of Cash Flow from Operations  . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3              Allocation of Income, Gain, Loss and Deduction Upon a Major Capital Event and Liquidating
                          Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4              Distributions of Cash Flow from Major Capital Events  . . . . . . . . . . . . . . . . . . .  20
         6.5              Limitations on Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6              Distributions Upon Liquidation of Partnership . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7              Liquidation of Partner's Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.8              In-Kind Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.9              Additional Tax Allocation Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

7        FISCAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.1              Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2              Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3              Reports and Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4              Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.5              Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.6              Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.7              Tax Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

8        TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.1              Restriction on Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.2              Transfers Requiring Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3              Permitted Sales after Right of First Refusal Is Given . . . . . . . . . . . . . . . . . . .  28
         8.4              Permitted Transfers to Specified Parties  . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.5              Buy-Sell Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.6              Assumption by Transferee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.7              Cost of Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.8              Effect of Attempted Disposition in Violation of this Agreement  . . . . . . . . . . . . . .  31

9        RESIGNATION, WITHDRAWAL AND REMOVAL OF GENERAL PARTNER: ADMISSION OF NEW GENERAL PARTNER . . . . . . . . . .  31
         9.1              Voluntary Resignation or Withdrawal of the General Partner  . . . . . . . . . . . . . . . .  31
         9.2              Substitute and Additional General Partners  . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.3              Admission of a Successor General Partner  . . . . . . . . . . . . . . . . . . . . . . . . .  31

10       DISSOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.1             Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2             Wind-Up of Affairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.1             Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.2             Other Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.3             Partition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.4             Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.5             Provisions Severable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.6             Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.7             Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.8             Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.9             APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.10            NOTICE OF INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                        BLACK CREEK COMMUNICATIONS, L.P.


         This Agreement of Limited Partnership of BLACK CREEK COMMUNICATIONS, L.P. (the "Agreement") is entered into by and among BLACK CREEK MANAGEMENT, L.L.C., a Delaware limited liability corporation ("Management"), as the general partner (the "General Partner") and CLASSIC CABLE, INC. ("Classic"), a Delaware corporation, as the limited partner (the "Limited Partner").

                               R E C I T A L S :

         A. Management and Classic desire to form a limited partnership under the laws of the State of Delaware for the purpose of owning and operating certain cable systems (hereinafter defined).

         B. In connection with the formation of such limited partnership, Management and Classic wish to set forth their respective rights and obligations as members thereof.

                              A G R E E M E N T :

         NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Limited Partner agree as follows:


                                       1
                                  DEFINITIONS

         1.1 TERMS DEFINED. When used in this Agreement, the following terms shall have the meanings set forth below:

                 "Act" shall mean the Delaware Revised Limited Partnership Act as set forth in Delaware Code Annotated Title 6, Chapter 17, as subsequently amended.

                 "Additional Capital Contributions" shall have the meaning set forth in Section 3.2.

                 "Affiliate" shall mean a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term "control," as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

                 "Budget" shall have the meaning set forth in Section 4.6.

                 "Cable System" shall mean cable television systems which are franchised or hold other operating authority in and around the communities listed on "Exhibit A".

                 "Capital Contribution" shall mean the cash and the fair market value of property other than cash (net of liabilities which the Partnership assumes or takes the property subject to) contributed to the capital of the Partnership by a Partner.

                 "Cash Flow" shall mean, for the period in question, or in the case of a Major Capital Event, the event in question, the amount by which the aggregate cash receipts of the Partnership from any source (including loans and Capital Contributions) exceed the sum of the cash expenditures of the Partnership plus a cash reserve in the amount provided for in the Budget, or if not so provided, as determined by the General Partner to be sufficient to meet the working capital requirements of the Partnership.

                 "Certificate" shall mean the Certificate of Limited Partnership filed upon behalf of the Partnership with the Secretary of State of Delaware in accordance with all applicable statutes.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

                 "Cure Date" shall have the meaning set forth in Section 3.4.

                 "Curing Partner" shall have the meaning set forth in Section
         3.4.

                 "Exhibit" shall mean an exhibit attached to this Agreement.

                 "Failing Partner" shall have the meaning set forth in Section 3.4.

                 "Failure Date" shall have the meaning set forth in Section
         3.4.

                 "General Partner" shall mean Management, so long as such Person shall continue as a general partner hereunder, and any other Person who has been admitted as and continues to be, a general partner of the Partnership.

                 "Interest Rate" shall have the meaning set forth in Section
         3.4.

                 "Limited Partner" shall mean Classic, so long as each such Person shall continue as a limited partner hereunder, and any other Person who has been admitted as, and who continues to be, a limited partner of the Partnership.

                 "Liquidating Event" shall mean the sale, condemnation or exchange of all or substantially all of the Store, or other transaction which, individually or together with any similar transaction or transactions, results in the disposition of all or substantially all of the

         Store and occurs in the course of liquidation of the Partnership or upon and with respect to which event the Partnership is dissolved and wound up and all payments, including payments on any promissory notes, have been received.

                 "Major Capital Event" shall mean any event (excluding a Liquidating Event) arising other than in the ordinary course of the Partnership's business, including, without limitation: (i) the sale of less than substantially all of the Store; (ii) a condemnation of less than substantially all of the Store; (iii) the recovery of damage awards or settlements or insurance proceeds from the loss of or damage to the Store; and (iv) a borrowing or refinancing. The General Partner's designation of an event as a Major Capital Event shall be binding upon the Partners and the Partnership absent manifest error.

                 "Major Decision" shall have the meaning set forth in Section
         4.3.

                 "Majority in Interest" shall mean Partners (or Partners of a designated class) owning more than 50% of the Partnership Interests (or Partnership Interests of the designated class).

                 "Negative Cash Flow" shall mean, for the period in question, the amount by which the operating expenses, capital expenditures and debt service of the Partnership due and payable within the period in question exceed the cash amounts held by the Partnership or which are expected to be received by the Partnership within the period in question and which are or will be available for payment of such expenses and debt service.

                 "Operations" shall mean all activities arising in the ordinary course of the Partnership's business not constituting a Major Capital Event or a Liquidating Event.

                 "Partners" shall mean the General Partner and the Limited Partner. "Partner" shall mean any one of the Partners.

                 "Partnership" shall mean the limited partnership created and existing pursuant hereto.

                 "Partnership Interest" shall mean a Partner's interest, expressed as a percentage in Section 3.9, in the income, gains, losses, deductions, tax credits, voting rights and distributions of the Partnership as may be affected by the provisions of this Agreement and as may thereafter be adjusted.

                 "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, estate or other entity or organization.

                 "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

                 "Section" shall mean any section or subsection in this Agreement.

                 "Service" shall mean the Internal Revenue Service.

                 "Transfers" shall mean the sale, transfer, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Partnership Interest.

                 "Unreturned Capital Contributions" shall mean, as to each Partner, the aggregate Capital Contributions made to the Partnership by such Partner reduced by the aggregate distributions to such Partner from the Partnership pursuant to Sections 6.2(a) and (b) and 6.4(a) and (b).

                 "Valuation Period" shall have the meaning set forth in Section 3.5.

         1.2 NUMBER AND GENDER. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.


                                       2
                                    GENERAL

         2.1 FORMATION. The Partners hereby create and establish the Partnership as a limited partnership pursuant to the Act for the purposes hereinafter described. The General Partner shall execute and file on behalf of the Partners and the Partnership a Certificate in accordance with applicable statutory requirements in such offices and places as may be required by the laws of the State of Delaware.

         2.2 NAME. The business of the Partnership shall be conducted under the name "Black Creek Communications, L.P."

         2.3              PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE;
                 REGISTERED AGENT. The principal place of business, the principal office and the registered office of the Partnership shall be at 515 Congress, Suite 2626, Austin, Texas. The General Partner may change the principal place of business of the Partnership to any other place with the written consent of the Limited Partner. The registered agent shall be Black Creek Management, L.L.C.

         2.4 PURPOSES. The purposes of the Partnership shall be to own and operate the Cable Systems and to do any and all other acts and things necessary, incidental or convenient to carry on the Partnership business as contemplated under this Agreement.

         2.5 TERM. The Partnership shall continue until terminated pursuant to Section 10.1.


                                       3
                 CAPITAL CONTRIBUTIONS - PARTNERSHIP INTERESTS

         3.1              INITIAL CAPITAL CONTRIBUTIONS.

                 (a)              General Partner.  Upon the execution of this
                          Agreement, the General Partner shall make an initial Capital Contribution to the Partnership of cash in an amount equal to $1,000.

                 (b)              Limited Partner.  Upon the execution of this
                          Agreement, the Limited Partner shall make an initial Capital Contribution to the Partnership of cash in an amount equal to $1,000.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. At the request of the General Partner each Partner shall make, but shall not be personally liable to make, additional Capital Contributions ("Additional Capital Contributions") to the Partnership in an amount equal to such Partner's pro rata share, based on its respective Partnership Interest, of all Negative Cash Flow from Operations of the Partnership. A Partner's pro rata share shall be the product of the Additional Capital Contribution then due multiplied by such Partner's respective Partnership Interest. Such Partner's pro rata share shall be paid to the Partnership no later than the date specified by the General Partner.

         3.3              CAPITAL ACCOUNTS.   The Partnership shall establish
                 and maintain a capital account ("Capital Account") for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Except as otherwise provided in this Agreement, the Capital Account balance of each Partner shall be credited (increased) by (i) the amount of cash contributed by such Partner to the capital of the Partnership, (ii) the fair market value of property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such property that the Partnership assumes or takes subject to under Code Section
                 752), and (iii) such Partner's allocable share of Partnership income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Regulations'
                 Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Partnership property as described in Regulations' Section 1.704-1(b)(4), and the Capital Account balance of each Partner shall be debited (decreased) by (i) the amount of cash distributed to such Partner, (ii) the fair market value of property distributed to such Partner (net of liabilities secured by such property which the Partner assumes or takes subject to under Code Section

                 752), (iii) such Partner's allocable share of expenditures of the Partnership described in Code Section 705(a)(2)(B), and
                 (iv) such Partner's allocable share of Partnership losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Regulations' Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of Partnership property or excess percentage depletion as described in Regulations' Section 1.704- 1(b)(4)(i) and (ii). Notwithstanding the foregoing, a Partner's Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Partner to the extent such Partner's Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Partnership.

         3.4 FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS. If any Partner (a "Failing Partner") shall fail or refuse to make any Additional Capital Contribution when required, and such failure or refusal shall have continued for a period of five
                 (5) days following written demand therefor by the General Partner, then after the expiration of the five (5) day grace period (the "Failure Date") the other Partners, in proportion to the Partnership Interests of such Partners who exercise the following election (collectively, the "Curing Partner") may, at their sole discretion do either of the following on or before forty-five (45) days after the Failure Date (the "Cure Date"), in addition to any other remedies available at law:

                 (a)              Make a nonrecourse loan to the Failing
                          Partner through an advance to the Partnership on behalf of the Failing Partner in the amount of the Failing Partner's required Additional Capital Contribution. If the Curing Partner makes such a loan, the Failing Partner and its Partnership Interest shall be credited with such Additional Capital Contribution and said loan advance shall bear interest at the rate of the lesser of the base or prime interest rate of four (4) plus two percent (2%) per annum, or the highest rate permitted by law (the "Interest Rate"). Thereafter, all Partnership distributions or withdrawals attributable to the Failing Partner's Partnership Interest shall be paid directly to the Curing Partner until such time as all such loan amounts so advanced, together with accrued interest thereon, shall have been fully repaid. Further, the Curing Partner shall have and is hereby granted a security interest in and lien upon the Failing Partner's Partnership Interest to secure the repayment of said loan advances and the accrued interest thereon and shall have all rights to which a secured party is entitled under the Delaware Uniform Commercial Code, as amended including foreclosure.

                 (b)              Make the Failing Partner's required
                          Additional Capital Contribution, in which event the Failing Partner's Partnership Interest shall be reduced and the Curing Partner's Partnership Interest shall be correspondingly increased to a percentage as determined by the application of the Equity Adjustment Formula (herein so called) as follows:

                         (i)               The Failing Partner's Existing
                                  Equity (herein so called) shall be determined by multiplying the Failing Partner's Partnership Interest immediately prior to the Failure Date by the Partnership's Existing Net Worth (herein so called) (less any Capital Contributions made by any Partner with respect to the additional capital call from which the Failing Partner defaulted). The Curing Partner's Existing Equity shall likewise be determined by multiplying the Curing Partner's Partnership Interest immediately prior to the Failure Date by the Partnership's Existing Net Worth (less any aforesaid contributions).

                        (ii)               The Partnership's New Net Worth
                                  (herein so called) shall be determined by adding to the Partnership's Existing Net Worth the aggregate Additional Capital Contributions made by all Partners with respect to said call for Additional Capital Contributions on or before the Cure Date (the "Latest Additional Capital Contribution").

                       (iii)               The Failing Partner's New Equity
                                  (herein so called) shall be the same as the Failing Partner's Existing Equity, but the Curing Partner's New Equity shall be equal to the sum of the Curing Partner's Existing Equity plus the Curing Partner's portion of the Latest Additional Capital Contribution (including the portion made on behalf of the Failing Partner).

                        (iv)               The Failing Partner's new
                                  Partnership Interest shall be the quotient arrived at by dividing the Failing Partner's New Equity by the Partnership's New Net Worth and the Curing Partner's new Partnership Interest shall be the quotient arrived at by dividing the Curing Partner's New Equity by the Partnership's New Net Worth.

         At any time there is a dilution of a Failing Partner's Partnership Interest pursuant to this Section 3.4(b), such Failing Partner shall have the option of restoring his Partnership Interest by payment to the Curing Partner of the Additional Capital Contribution paid by such Curing Partner on behalf of such Failing Partner plus an amount equal to the Interest Rate on such amounts, provided such payment is made no later than six (6) months following the subject dilution.

         If there is more than one Curing Partner, all decisions of the Curing Partner shall be made by a Majority in Interest of the Curing Partners. All expenses of the Curing Partners shall be shared pro rata based upon their Partnership Interests.

         If the Curing Partner elects to make a loan to the Failing Partner pursuant to Section 3.4(a), then at any time thereafter while all or a portion of such loan remains unpaid, the Curing Partner may convert all, but not less than all of the entire outstanding balance of such loan into a Capital Contribution, and the Partnership Interests of the Failing Partner and the Curing Partner shall be adjusted at the time of conversion in accordance with Section 3.4(b).

         3.5 DETERMINATION OF EXISTING NET WORTH. The Partnership's Existing Net Worth (i.e., the fair market value of the Partnership's assets net of liabilities, goodwill and going concern value) shall be determined as follows:

                 (a)              First, by agreement between the Curing
                          Partner and the Failing Partner;

                 (b)              Second, if no agreement as to the value can
                          be reached within ten (10) business days (the "Valuation Period"), the Curing Partner and Failing Partner shall each appoint, by written notice to the other, an appraiser (which appraiser must be an M.A.I.). If either party fails to appoint such appraiser within ten (10) days following the Valuation Period, then the appraiser who is appointed shall select a second appraiser who is also an M.A.I. Such two appraisers or the appraisers appointed by the Curing Partner and the Failing Partner shall proceed to determine the fair market value of the Partnership's assets (excluding goodwill, going business concern value, and net of liabilities); and

                 (c)              If such two appraisers are unable to agree
                          upon a fair market value, then they shall jointly appoint a third appraiser meeting the required qualifications and the fair market value shall be that amount upon which any two of such three appraisers agree, or if no such agreement is reached, that fair market value which represents the average of the two fair market values determined by such appraisers which are numerically closest to one another, or, if all fair market values are numerically equidistant, the average of all three such fair market values. The Curing Partner and the Failing Partner shall have the responsibility for paying the appraiser who was, or who should have been appointed by such Partner, and each shall pay one half (1/2) of the costs and expenses of the third appraiser if one is appointed.

         All Partners agree to cooperate fully with the appraisers making the determination of the Partnership's Existing Net Worth and further agree to furnish such appraisers such documentation and information regarding the assets of the Partnership being appraised as may be requested by said appraisers.

         3.6 PARTNER LOANS. A Partner, or an Affiliate of a Partner, may, but is not obligated to, loan or cause to be loaned to the Partnership such additional sums as the General Partner deems appropriate or necessary for the conduct of the Partnership's business. Loans made by a Partner, or an Affiliate of a Partner, shall be upon such terms and for such maturities as the General Partner deems reasonable in view of all the facts and circumstances and the repayment of which may be designated in priority to distributions of Cash Flow. In no event shall a Partner be permitted to make a loan to the Partnership pursuant to this Section 3.6, in lieu of making an Additional Capital Contribution which it is obligated to make pursuant to
                 Section 3.2.

         3.7              OTHER MATTERS RELATING TO CAPITAL CONTRIBUTIONS.

                 (a)              Loans by any Partner to the Partnership shall
                          not be considered contributions to the capital of the Partnership.

                 (b)              No Partner shall be required to make
                          contributions to the capital of the Partnership except to the extent expressly provided by this
                          Article III.

                 (c)              No Partner shall be entitled to withdraw, or
                          to obtain a return of, any part of its contribution to the capital of the Partnership, or to receive property or assets other than cash in return thereof, and no Partner shall be liable to any other Partner for a return of its contributions to the capital of the Partnership, except as provided in this Agreement.

                 (d)              No Partner shall be entitled to priority over
                          any other Partner, either with respect to a return of its contributions to the capital of the Partnership, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

                 (e)              No interest shall be paid on any Partner's
                          Capital Contribution or Additional Capital
                          Contribution.

         3.8 DEFICIT CAPITAL ACCOUNT BALANCES. Upon liquidation of the Partnership, no Limited Partner with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Partnership, except to the extent such Limited Partner is personally liable to make contributions to the capital of the Partnership pursuant to Article III of this Agreement. Upon liquidation of the Partnership, the General Partner shall be obligated to contribute to the capital of the Partnership within ninety (90) days after the date of such liquidation of an amount equal to the lesser of its deficit Capital Account balance or an amount equal to 1.01% of the aggregate Limited Partner Capital Contributions less the aggregate Capital Contributions previously made by the General Partner which amount shall be paid to the creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances.

         3.9 PARTNERSHIP INTERESTS. The Partnership Interest of each Partner shall initially be as follows:


                 General Partner:

                          Management                0.1%

                 Limited Partner:

                          Classic                  99.9%

                          TOTAL                   100.0%
                                                 -------



                                       4
                    RIGHTS AND POWERS OF THE GENERAL PARTNER

         4.1 DUTIES OF GENERAL PARTNER. The General Partner shall be solely responsible for the operation and management of the business of the Partnership, and, except as otherwise expressly provided in this Agreement, shall possess all rights and powers generally conferred by applicable law or deemed by the General Partner as necessary, advisable or consistent in connection therewith.

         4.2 ILLUSTRATIVE RIGHTS AND POWERS. In addition to any other rights and powers which it may possess by law, the General Partner shall have all the specific rights, powers and authorities required or appropriate to the operation and management of the business of the Partnership which, by way of illustration, but not by way of limitation, shall include the right and power:

                 (a)              to perform any and all acts necessary or
                          appropriate in connection with the business of the Partnership, including, without limitation, commencing, defending and settling litigation;

                 (b)              to take and hold all property and assets of
                          the Partnership, real, personal and mixed, in the name of the Partnership;

                 (c)              subject to the provisions of Section 4.3, to
                          negotiate, execute and deliver contracts, deeds, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements and any and all other instruments necessary or incidental to the conduct of the business of the Partnership, and to amend or modify any such instruments;

                 (d)              to coordinate all accounting and clerical
                          functions of the Partnership and to employ such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

                 (e)              if a Transfer has occurred in accordance with
                          this Agreement, to admit such transferee to the Partnership and to amend this Agreement to reflect such admission; and

                 (f)              to develop, improve and maintain the Store in
                          accordance with the Budget; to enter into agreements with others with respect to such development, improvement or maintenance, which documents and agreements may contain such terms, provisions and conditions as the General Partner in its discretion shall reasonably approve and which comply with the Budget.

         4.3 MAJOR DECISIONS. All Major Decisions (hereinafter defined) with respect to the Partnership's business shall require the approval of the following respective percentages based on the Partnership Interests of the Partners. Accordingly, notwithstanding anything to the contrary, no Partner, including the General Partner, has the right or the power to make any Major Decision on behalf of the Partnership unless and until the same has been authorized by the required percentage based on Partnership Interests. Any act or decision with respect to the matters set forth in subsections
                 (a) and (b) below shall constitute a "Major Decision."

                 (a)              The following Major Decisions require consent
                          of seventy-five percent (75%) based upon the Partnership Interests of the Partners entitled to vote:

                         (i)               the approval of any tax election
                                  which adversely affects a Limited Partner;

                        (ii)               the approval of the Budget;

                       (iii)               except as otherwise expressly
                                  provided in this Agreement, the Transfer by a Partner of its Partnership Interest; and

                        (iv)               the merger or consolidation of the
                                  Partnership with any other partnership,
                                  whether foreign or domestic.

                          (v)              all financing (including renewals,
                                  modifications or extensions thereto) or
                                  refinancing (whether interim, permanent or otherwise); and

                          (vi)             the sale or disposition of the Cable
                                  Systems, or any portion thereof.

         4.4 MANAGEMENT OF CABLE SYSTEM. The General Partner shall operate and manage the Cable System on a day-to-day basis within the financial parameters imposed by the Budget, and shall perform for the Cable System all such other management services with respect to the Cable System and the business of the Cable System. Notwithstanding the foregoing, the General Partner shall have the right, in its sole discretion, to employ any competent management company as it shall select to perform said management services.

         4.5              BUDGET; OPERATING RESERVE ACCOUNT.

                 (a)              The General Partner shall prepare and submit
                          to the Limited Partner a proposed budget annually, on or before the sixtieth (60th) day prior to the end of the Partnership's fiscal year, which shall set forth the estimated revenues, capital expenditures and operating expenses of the Partnership for the next following fiscal year. The proposed budget shall be reviewed by the Limited Partner and adjusted as they deem appropriate. Thereafter, if a Majority in Interest of the Partners agree on the proposed budget, it shall become the "Budget" for the next fiscal year. If no agreement is reached, the Budget for the then current fiscal year shall apply, reduced by nonrecurring items. The Budget for calendar year 1997 is attached as Exhibit "B".

                 (b)              To the extent funds of the Partnership are
                          sufficient therefor, the General Partner shall maintain an adequate reserve for operating expenses and capital expenditures, in such amount as provided in the Budget or if not so provided, as deemed necessary by the General Partner for the proper conduct of the business of the Partnership and the operation of the Cable System.

         4.6 PAYMENT OF COSTS AND EXPENSES. The Partnership shall be responsible for paying all costs and expenses of forming and continuing the Partnership, owning, operating and holding the Cable System, and conducting the business of the Partnership, including, without limitation, costs of utilities, costs of furniture, fixtures, equipment and supplies, insurance premiums, property taxes, advertising expenses, accounting costs, legal expenses and office supplies. If any such costs and expenses are or have been paid by the General Partner, or any of its Affiliates, on behalf of the Partnership, then such General Partner (or its Affiliates) shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and was reasonable in amount.

         4.7 EXERCISE OF RIGHTS AND POWERS. The General Partner shall endeavor to operate and manage the business of the Partnership to the best of its ability, in a careful and prudent manner and in accordance with good industry practice. The authority of the General Partner to take any action required or permitted under the provisions of this Agreement shall in all respects be exercised in its sole and absolute discretion, and the General Partner shall be required to devote only such time to the performance of its duties and obligations hereunder as it shall, in its sole and absolute discretion, determine to be necessary or advisable. The General Partner shall be entitled to deal with its Affiliates in the performance of its duties and obligations under this Agreement, so long as the material terms and conditions of such dealings are not substantially different from the prevailing market terms, conditions and prices available from non-Affiliated third parties.

         4.8 COMPENSATION. Except as otherwise expressly provided in this Agreement, the General Partner and its Affiliates shall not be entitled to receive any compensation from the Partnership. This Section 4.9 does not in any way limit the General Partner's right to reimbursement pursuant to Section 4.7.

         4.9 LIABILITY. The General Partner shall endeavor to perform its duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. The General Partner shall not be liable to the Partnership or the Limited Partner for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the General Partner's intentional misconduct, gross negligence or fraud. In no event shall the General Partner be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel. Further, the General Partner shall in no event be liable for its failure to take any action unless it is specifically directed to take such action under the terms of this Agreement.

         4.10 INDEMNIFICATION. Upon the determination that such indemnification is permissible under Section 107-108 of the Act, the Partnership hereby indemnifies and holds harmless any Person who is or was a General Partner (and its Affiliates) against any and all losses, costs, expenses (including reasonable attorneys' fees), penalties, taxes, fines, settlements, damages and judgments resulting from the fact the General Partner was, is or is threatened to be named a defendant or respondent in a Proceeding because such Person was or is a General Partner in the Partnership, EVEN IF SUCH LOSSES, COSTS, EXPENSES ETC. WERE THE RESULT OF THE GENERAL PARTNER'S OWN NEGLIGENCE. This indemnification shall only be effective if the General Partner (i) acted in good faith, (ii) reasonably believed that in instances that the General Partner was acting in its official capacity that its conduct was in the Partnership's best interest and in all other instances that the General Partner's conduct was not opposed to the Partnership's best interests, and (iii) in a criminal proceeding, had no cause to believe its conduct was unlawful. This indemnification shall in no event be applicable to a Proceeding in which the General Partner has been found to be liable for intentional misconduct, gross negligence or fraud in the performance of the General Partner's duty to the Partnership or the Limited Partner.

         4.11             REMOVAL OF GENERAL PARTNER.

                 (a)              The General Partner hereby covenants and
                          agrees not to retire or withdraw from the Partnership as General Partner without the prior written consent of a Majority in Interest of the Partners.

                 (b)              Anything in paragraph (a) above to the
                          contrary notwithstanding, a Majority in Interest of the Partners shall be entitled to remove the General Partner upon (but only upon) delivery of written notice to the General Partner of the occurrence of any of the following events:

                         (1)               Any act of the General Partner, or
                                  its Affiliates, in contravention of the terms or intent of any provision contained in this Agreement;

                         (2)               The bankruptcy or insolvency (as
                                  defined in Section 10.1 herein) of the
                                  General Partner;

                         (3)               Entry of a final judgment by a court
                                  of competent jurisdiction to the effect that the General Partner was guilty of intentional misconduct, gross negligence or fraud in connection with any duty or obligation hereunder;

                         (4)               The misfeasance, malfeasance or
                                  nonfeasance of the General Partner in
                                  connection with its duties as such under this Agreement;

                         (5)               The indictment of the General
                                  Partner, or an Affiliate of the General
                                  Partner, of any crime under the laws of the United States or any of its states or possessions;

                         (6)               The application or appropriation of
                                  Partnership funds in a manner contrary to that which is permitted under this Agreement;

                         (7)               The appointment of a receiver for
                                  all or substantially all of the assets of the General Partner and the failure to have such receiver discharged within thirty (30) days of such appointment; or

                         (8)               The bringing of any legal action
                                  against the General Partner by a creditor of the General Partner, or an Affiliate of the General Partner, resulting in the attachment, garnishment or sequestration of any portion of the General Partner's Partnership Interest and the failure of the General Partner to have such attachment, garnishment or sequestration discharged within thirty (30) days of such event.

         The General Partner shall be deemed removed upon delivery to it of notice of its removal. Subject to subsection (c) below, upon the removal of the General Partner, the General Partner shall retain its Partnership Interest as a Limited Partner with all the rights and duties pertaining thereto.

                 (c)              Upon the occurrence of any of the events
                          described in paragraph (b) above and an election by at least a Majority in Interest of the Partners that the General Partner be removed, a new General Partner shall be elected by a vote of a Majority in Interest of the remaining Partners and shall be admitted to the Partnership as a General Partner. The newly elected General Partner shall have a 0.1% Partnership Interest which shall be derived solely out of the removed General Partner's Partnership Interest. The transfer of the 0.1% Partnership Interest from the removed General Partner to the newly elected General Partner shall be deemed to occur as of the date the prior General Partner is removed without necessity of any further action.

         4.12             TAX MATTERS PARTNER.

                 (a)              The General Partner is hereby designated as
                          the "tax matters partner" of the Partnership (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Limited Partner agree to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. In addition, each Limited Partner agrees that: (i) it will not file a statement under section 6224(c)(3)(B) of the Code prohibiting the tax matters partner from entering into a settlement on its behalf with respect to Partnership items; (ii) it will not form or become a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under section 6223(b)(2) of the Code; and (iii) the General Partner is authorized to file a copy of this Agreement with the Service pursuant to section 6224(b) of the Code if necessary to perfect the Limited Partner's waiver of rights hereunder.

                 (b)              As the tax matters partner, the General
                          Partner will give notice to all Partners, within 30 days (in advance, unless impossible), of:

                         (1)               the receipt by the Partnership of
                                  notification from the Service of its intent to conduct an audit of the Partnership;

                         (2)               the receipt of final Partnership
                                  administrative adjustments pursuant to
                                  section 6223 of the Code;

                         (3)               any settlement by the General
                                  Partner with the Service or any settlement by any other Partner with the Service of which the General Partner received notice;

                         (4)               notice of the Partnership's filing
                                  of a petition for judicial review of any final partnership administrative adjustment or an appeal of a judicial decision;

                         (5)               notice of the Partnership's decision
                                  not to file a petition for judicial review of any final Partnership administrative adjustment; and

                         (6)               any other information required by
                                  section 6223(g) of the Code.

                 (c)              Subject to the limitations set forth in this
                          Agreement, the General Partner is authorized to:

                         (1)               enter into a settlement agreement
                                  with the Service with respect to any tax audit or judicial review, in which agreement the General Partner may expressly state that the agreement will bind all Partners;

                         (2)               file a petition for judicial review
                                  of a final administrative adjustment pursuant to section 6226 of the Code;

                         (3)               intervene in any action brought by
                                  any other Partner for judicial review of a final administrative adjustment;

                         (4)               file a request for an administrative
                                  adjustment with the Service at any time and, if any part of the request is not allowed by the Service, to file a petition for judicial review with respect to the request; and

                         (5)               take any other action on behalf of
                                  the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

                 (d)              The Partnership shall reimburse the General
                          Partner for all expenses incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Partners.


                                       5
                            LIMITED PARTNER MATTERS

         5.1 LIMITATION OF LIABILITY. No Limited Partner shall be bound by, or personally liable for, obligations or liabilities of the Partnership beyond the amount of its required contributions to the capital of the Partnership, and no Limited Partner shall be required to contribute any capital to the Partnership in excess of the contributions for which it is personally liable for under Article III.

         5.2 MANAGEMENT. No Limited Partner shall participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, nor shall any Limited Partner have any right or power to sign for or bind the Partnership in any manner. The right of the Limited Partner to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership, or the exercise of control over the Partnership's affairs.

         5.3 CONSENTS. Any action requiring the consent or approval of the Limited Partner under the provisions of this Agreement shall be taken only if the consent or approval of the Limited Partner is evidenced by written instrument executed by such Limited Partner.

         5.4              POWER OF ATTORNEY.

                 (a)              The Limited Partner hereby irrevocably
                          severally appoints and constitutes the General Partner, its successors and assigns hereunder as its true and lawful attorney-in-fact, with full power and authority, on its behalf and in its name, to execute, acknowledge, swear to, deliver and, where appropriate, file in such offices and places as may be required by law:

                          (1)              the Certificate, and any amendment
                                  thereto authorized under this Agreement; and

                          (2)              any amendment to this Agreement upon
                                  compliance with this Agreement.

                 (b)              The power of attorney granted by the Limited
                          Partner to the General Partner under paragraph (a) above is a special power coupled with an interest and is irrevocable, and may be exercised by any Person who at the time of exercise is a General Partner of the Partnership. Such power of attorney shall survive the death or legal disability of a Limited Partner and any Transfers or abandonment of its Partnership Interest, or its withdrawal from the Partnership.

         5.5 DEATH, BANKRUPTCY, ETC. In no event shall the death, incompetency, bankruptcy, insolvency or other incapacity of a Limited Partner operate to dissolve the Partnership.

         5.6 ENCUMBRANCE OF LIMITED PARTNER'S INTEREST. Any Limited Partner may pledge, mortgage, hypothecate or otherwise encumber its Partnership Interest for any purpose whatsoever so long as such pledge, mortgage, hypothecation or other encumbrance shall in no manner entitle any assignee or successor Partner in this regard either before or after foreclosure to any right to vote on any Partnership matters or result in any direct or indirect interference with the management of the Partnership by the General Partner and the operation of the Partnership as set forth in this Agreement.


                                       6
                         ALLOCATIONS AND DISTRIBUTIONS

         6.1              ALLOCATION OF NET INCOME AND LOSS FROM OPERATIONS.
                 Net income and loss for each fiscal year from Operations shall be determined for financial accounting purposes in accordance with the method of accounting used for federal income tax purposes and the books and records of the Partnership. Except as provided in Sections 6.5 and 6.9(b), income, gain, loss and deduction shall be allocated among the Partners as set forth below.

                 (a)              Net income and gain shall be allocated to the
                          Partners pro rata in accordance with their Partnership Interests.

                 (b)              Net loss and deduction shall be allocated to
                          the Partners pro rata in accordance with their Partnership Interests.

                 (c)              Notwithstanding anything to the contrary in
                          Section 6.1(b), any item of net loss or deduction that is attributable to a partner nonrecourse debt must be allocated to the Partner that bears the economic risk of loss for such debt as determined under Code Sections 704 and 752, and the Treasury Regulations thereunder. If more than one Partner bears the economic risk of loss for a partner nonrecourse debt, any net loss attributable to such debt must be allocated among such Partners in accordance with the ratios in which the Partners share the economic risk of loss for such partner nonrecourse debt.

         6.2 DISTRIBUTIONS OF CASH FLOW FROM OPERATIONS. The General Partner shall distribute Cash Flow from Operations when available to the Partners. Notwithstanding the frequency or amounts of distributions, Cash Flow shall be distributed as follows:

                 (a)              First, to the Limited Partner pro rata in
                          accordance with the Limited Partner' Unreturned Capital Contributions in such amount, and until such time, as each Limited Partner's Unreturned Capital Contributions have been reduced to zero;

                 (b)              Next, to the General Partner in such amount
                          as necessary to cause the General Partner's
                          Unreturned Capital Contributions to be reduced to zero; and

                 (c)              Thereafter, to the Partners pro rata in
                          accordance with their Partnership Interests.

         6.3 ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION UPON A MAJOR CAPITAL EVENT AND LIQUIDATING EVENT. Except as otherwise provided in Sections 6.5 and 6.9(b), items of income, gain, loss or deduction recognized by the Partnership in accordance with the method of accounting and the books and records of the Partnership as in effect from time to time upon the occurrence of a Major Capital Event or Liquidating Event shall be allocated to and among the Partners, prior to any distributions of Cash Flow attributable thereto, as set forth below.

                 (a)              Net income and gain shall be allocated as
                          follows:

                          (1)              First, to the Limited Partner with
                                  deficit Capital Account balances pro rata in accordance with such deficit balances in an amount to each such Limited Partner until such Limited Partner's deficit balance has been reduced to zero;

                          (2)              Next, to the General Partner in such
                                  amount as will cause the General Partner's deficit Capital Account balance to equal zero;

                          (3)              Next, to the Limited Partner in the
                                  proportion of the difference between their Unreturned Capital Contributions less their Capital Account balance until the credit balance of each Limited Partner's Capital Account, if any, is equal to such Limited Partner's Unreturned Capital Contributions;

                          (4)              Next, to the General Partner in such
                                  amounts as are necessary to cause the credit balance of its Capital Account to be equal to its Unreturned Capital Contributions;

                          (5)              Next, to the Partners in such
                                  amounts as necessary to cause their Capital
                                  Account balances, in excess of their
                                  Unreturned Capital Contributions, to be in the ratio of their Partnership Interests; and

                          (6)              Thereafter, to the Partners in
                                  accordance with their Partnership Interests.

                 (b)              Net loss and deductions shall be allocated as
                          follows:

                          (1)              First, to the General Partner in
                                  such amount as will cause the General
                                  Partner's Capital Account to be equal to its Unreturned Capital Contributions;

                          (2)              Next, to the Limited Partner with a
                                  positive balance in their Capital Accounts in excess of their Unreturned Capital Contributions, in the ratio of such excess positive balances, in such amounts necessary to reduce each such Limited Partner's positive Capital Account balance to an amount equal to its Unreturned Capital Contributions;

                          (3)              Next, to the General Partner in such
                                  amount as will cause the General Partner's
                                  Capital Account to be equal to zero;

                          (4)              Next, to the Limited Partner with
                                  positive balances in their Capital Accounts pro rata in the ratio of such positive balances, in amounts equal to such positive balances; and

                          (5)              Thereafter, to the General Partner.

         6.4              DISTRIBUTIONS OF CASH FLOW FROM MAJOR CAPITAL EVENTS.
                 Cash Flow arising from a Major Capital Event shall be distributed as follows:

                 (a)              First, to the Limited Partner pro rata in
                          accordance with their Unreturned Capital Contributions in such amount, and until such time, as each Limited Partner's Unreturned Capital Contributions have been reduced to zero;

                 (b)              Next, to the General Partner, in such amount
                          as necessary to reduce the General Partner's
                          Unreturned Capital Contributions to zero; and

                 (c)              Thereafter, to the Partners pro rata in
                          accordance with their Partnership Interests.

         6.5              LIMITATIONS ON ALLOCATIONS.

                 (a)              Minimum Gain Chargeback.  Notwithstanding any
                          provision of this Article VI, if there is a net decrease in Partnership minimum gain during any fiscal year or other period, prior to any other allocation pursuant hereto, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Section 1.704-2. Notwithstanding any provision of this Article VI, if there is a net decrease in partner nonrecourse debt minimum gain, any Partner with a share of that partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner's share of the net decrease in the partner nonrecourse debt minimum gain, as provided in Treasury Regulation Section 1.704-2(i)(4).

                 (b)              Qualified Income Offset.  Any Partner who
                          unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its Capital Account beyond the sum of the amount of such Partner's obligation to restore its deficit Capital Account plus its share of minimum gain shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

                 (c)              Gross Income Allocation.  If any Partner has
                          a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Treasury Regulation
                          Section 1.704-2, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.5(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if this Section 6.5(c) were not in this Agreement.

                 (d)              Section 704(b) Limitation.  Notwithstanding
                          any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Partner if such allocation would not have "economic effect" pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii) or otherwise be in accordance with its interest in the Partnership within the meaning of Treasury Regulation Sections 1.704-1(b)(3) and 1.704-2. To the extent an allocation cannot be made to a Partner due to the application of this Section

                          6.5(d), such allocation shall be made to the other Partner(s) entitled or required to receive such allocation hereunder.

                 (e)              Curative Allocations.  Any allocations of
                          items of income, gain, or loss pursuant to Sections 6.5(a)-(d) shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that the net amount of any items so allocated and the income, losses and other items allocated to each Partner pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner had no allocations ever been made pursuant to Sections 6.5(a)-(d).

                 (f)              Minimum Allocations to General Partner.  If
                          at any time the allocation provisions of this Agreement do not result in the General Partners being allocated at least one percent of all material items of income, gain, loss, deduction or credit, the General Partners shall be allocated so much of those items as will cause it at all times during the existence of the Partnership to be allocated at least one percent of those items.

         6.6              DISTRIBUTIONS UPON LIQUIDATION OF PARTNERSHIP.

                 (a)              Upon liquidation of the Partnership the
                          assets of the Partnership shall be distributed no later than the later of 90 days after the date of such liquidation or the end of the Partnership's taxable year in which the liquidation occurs and shall be applied in the following order of priority:

                         (1)               To the payment of debts and
                                  liabilities of the Partnership (including amounts owed to Partners or former Partners);

                         (2)               Unless inconsistent with Treasury
                                  Regulation Section 1.704-1(b)(2)(ii)(b), or any successor provision, to set up any reserves which the General Partner deems reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the business of the Partnership; and

                         (3)               After all Capital Account
                                  adjustments for the Partnership's taxable year in which the liquidation occurs (including without limitation adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv)(e), relating to distributions in kind), to the Partners in accordance with each Partner's positive Capital Account balance.

                 (b)              If a transfer of an interest in the
                          Partnership results in a termination of the Partnership for federal income tax purposes under
                          Section 708(b)(1)(B) of the Code (or any successor provision thereto), Section 6.6(a) shall not apply and a Partner's portion of the constructive liquidating distribution of the

                          Partnership's assets that is deemed to occur under Treasury Regulation Section 1.708-1(b)(1)(iv) (or any similar or successor provision) shall be determined in accordance with the Capital Accounts of the Partners as determined after taking into account all Capital Account adjustments for the Partnership's taxable year ending on the date of such termination.

         6.7 LIQUIDATION OF PARTNER'S INTEREST. Except as may otherwise be required in this Agreement, if a Partner's Partnership Interest is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of such Partner, as determined after taking into account all Capital Account adjustments for the Partnership's taxable year during which such liquidation occurs, by the end of the taxable year, or if later, within ninety (90) days after the date of such liquidation. If a Partner's Partnership Interest is to be liquidated, it has a negative Capital Account balance and it is obligated to restore some or all of its negative Capital Account upon liquidation of the Partnership pursuant to Section 3.8, then such Partner shall, by the end of the taxable year or, if earlier, within ninety (90) days of the date of such liquidation, contribute cash to the Partnership in an amount equal to its negative Capital Account or such lesser amount as provided in Section 3.8. Where a Partner's Partnership Interest is to be liquidated by a series of distributions, such Partner's Partnership Interest shall not be considered liquidated until the final distribution has been made. For purposes of this Section 6.7, a liquidation of a Partner's Partnership Interest means the termination of the Partner's entire Partnership Interest by means of a distribution or series of distributions to the Partner by the Partnership.

         6.8              IN-KIND DISTRIBUTIONS.

                 (a)              Prior to a distribution of property (other
                          than cash and other than in complete liquidation of the Partnership or a Partner's Partnership Interest), the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts), would be allocated among the Partners if there were a taxable disposition of the property on the date of distribution.

                 (b)              If the distribution of property (other than
                          cash) is to a Partner in complete liquidation of the Partner's Partnership Interest or in liquidation of the Partnership, prior to such distribution, the Capital Accounts of all the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all the Partnership's property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there was a taxable disposition of all such property on the date of the liquidating distribution.

                 (c)              If any assets of the Partnership are
                          distributed to the Partners in kind, the Partners shall own and hold the same as tenants in common.

         6.9              ADDITIONAL TAX ALLOCATION PROVISIONS.

                 (a)              For income tax purposes, allocations of
                          income and loss (and items thereof) shall be made in accordance with the foregoing allocations of income, gain and loss for financial purposes.

                 (b)              Notwithstanding anything to the contrary
                          contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Partnership by a Partner or with respect to an adjustment to the Partners' Capital Accounts to reflect a revaluation of the Cable System, shall be allocated among the Partners so as to take into account the variation between the basis of the property to the Partnership and its fair market value at the time of contribution or, in the case of a revaluation of the Cable System, the variation between the basis of the Cable System to the Partnership and its fair market value as of the date of revaluation, as provided in Section 704(c) of the Code and Regulations thereunder and Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

                 (c)              As between a Partner who has transferred all
                          or part of its Partnership Interest and its transferee, all items of income, gain, deduction and loss, for any year shall be apportioned on the basis of the number of days in each such year that each was the holder of such Partnership Interest (making any adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Partnership's operations during the period before and after the date of such transfer, provided that if both the transferor and transferee consent thereto a special closing of the books shall be had as of the effective date of such transfer and the apportionment of items of income and gain, and deduction and loss, shall be made on the basis of actual operating results, and provided further that in the case of a Section 3.4 dilution, a special closing of the books shall be had as of the effective date of the dilution, and the apportionment of items of income and gain and deduction and loss shall be made on the basis of actual operating results. Notwithstanding the above, gain or loss resulting from a Major Capital Event or a Liquidating Event shall be allocated only to those persons who are Partners as of the date on which such transaction is consummated.

                 (d)              It is the intent of the Partners that each
                          Partner's distributive share of income, gains, losses, deductions, or credits (or items thereof) shall be allocated in accordance with this Article VI to the fullest extent permitted by Code Section 704(b). In order to preserve and protect the allocations provided in this Article VI, the General Partner, with the review and concurrence of the Partnership's certified public accountants, is authorized and directed, in its reasonable discretion, to allocate income, gains, losses, deductions, or credits (or items thereof) arising in any Partnership fiscal year in a manner other than provided in this Article VI if, and to the extent that, the allocations otherwise provided under this Article VI made pursuant to, and in accordance with this Section 6.9(d) shall be deemed to be a complete substitute for any allocation otherwise provided in this Article VI, and no amendment of this Agreement or approval of any Partner shall be required with respect thereto, and each Partner shall, for all purposes and in all respects, be deemed to have approved any such allocation.


                                       7
                                 FISCAL MATTERS

         7.1 FISCAL YEAR. The fiscal year of the Partnership shall be as required under Section 706 of the Code.

         7.2 BOOKS AND RECORDS. The General Partner shall keep, or cause to be kept, at the expense of the Partnership, full and accurate books and records of all transactions of the Partnership in accordance with accepted accounting principles, consistently applied. Among such books and records the General Partner shall keep:

                 (a)              A current list of the following items:

                          (1)              the name and mailing address of each
                                  Partner, separately identifying in
                                  alphabetical order the General Partner and the Limited Partner;

                          (2)              the last known street address of the
                                  business or residence of each General
                                  Partner;

                          (3)              the Partnership Interest of each
                                  Partner; and

                 (b)              Copies of the Partnership's federal, state
                            and local tax returns for each of the Partnership's six most recent tax years;

                 (c)              A copy of this Agreement, the Certificate,
                            all amendments and restatements, executed copies of any powers of attorney under which this Agreement, the Certificate and any and all amendments or restatements thereto have been executed. All of such books and records shall, at all times, be maintained at the principal place of business of the Partnership and the Limited Partner shall have the right to inspect and copy any of them, at its own expense, during normal business hours.

         7.3                REPORTS AND STATEMENTS.

                 (a)              Within 90 days after the end of each fiscal
                            year of the Partnership, the General Partner shall, at the expense of the Partnership, cause to be delivered to each Limited Partner such financial statements and such other information as the General Partner believes to be necessary for the Limited Partner to be advised of the financial status and results of operations of the Partnership.

                 (b)              The General Partner shall report to the
                            Limited Partner any significant development materially adversely affecting the Partnership, its business, property or assets, as soon as practicable following the occurrence of such development.

                 (c)              By the fifteenth of the first calendar month
                            in each quarter of the fiscal year, the General Partner shall provide to each Limited Partner an operating statement for the Cable System. The operating statements shall set forth all receipts and expenditures of the Partnership for the prior quarter of the fiscal year, a comparison of such receipts and expenditures with those provided for in the Budget, and an explanation of each item which varies five percent (5%) or more from the Budget.

         7.4 AUDIT. A Majority in Interest of the Limited Partner may require an audit of the books and records of the Partnership to be conducted at any time (but not more frequently than once each calendar year). Any such audit so required shall be conducted by auditors selected by a Majority in Interest of the Limited Partner at the expense of the Partnership.

         7.5 TAX RETURNS. The General Partner shall cause to be prepared and delivered to the Partners on or before seventy-five days following the end of each fiscal year, at the expense of the Partnership, all federal and any required state and local income tax returns for the Partnership for the preceding fiscal year. If the Partnership's income tax returns are audited, the General Partner shall retain, at the expense of the Partnership, accountants and other professionals to participate in such audit in order to contest assertions by the auditing agent that may be materially adverse to the Partners.

         7.6 BANK ACCOUNTS. The General Partner, in the name of the Partnership, shall open and maintain a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. There shall be no commingling of the property and assets of the Partnership with the property and assets of any other Person.

         7.7 TAX ELECTIONS. Subject to Section 4.3, the General Partner shall determine all federal income tax elections available to the Partnership.


                                       8
                                   TRANSFERS

         8.1 RESTRICTION ON TRANSFERS. Except as otherwise provided in Section 5.6, and except as expressly permitted under the provisions of this Agreement, no Partnership Interest shall or can be Transferred without the written consent of a Majority in Interest of the Partners of the Partners.

         8.2 TRANSFERS REQUIRING CONSENT. The following dispositions of a Partnership Interest shall require consent as stated below:

                 (a)              No Transfers of any Partnership Interest in
                            whole or in part will be permitted if it would cause the termination of the Partnership for Federal income tax purposes or cause the Partnership to be taxed other than as a partnership, unless all the Partners agree in writing to such a disposition. Counsel for the Partnership may give its opinion to the General Partner as to whether or not such Transfer would cause such a tax effect for Federal income tax purposes and the opinion shall be conclusive and binding upon all Partners.

                 (b)              No Partnership Interest or any portion
                            thereof shall be Transferred to a minor or an incompetent, without the prior written consent of all Partners.

                 (c)              No Transfer of the General Partner's
                            Partnership Interest shall be permitted without the prior written consent of all Partners.

                 (d)              No Transfer of any Partnership Interest of
                            any Partner shall be permitted without the prior written consent of the General Partner if such Transfer requires the consent of a third party under any joint venture agreement, partnership agreement or other agreement to which the Partnership is a party.

         8.3 PERMITTED SALES AFTER RIGHT OF FIRST REFUSAL IS GIVEN. If a Partner receives an offer (the "Offer") for the purchase of all or a part of such Partner's Partnership Interest (the "Offered Interest"), then the Partner who received such Offer (the "Selling Partner") shall, if it wishes to accept the Offer, promptly forward a true and correct copy thereof to the other Partners (whether one or more, the "Non-Selling Partner") within ten (10) days of the date of the Offer. The Non-Selling Partner shall have the exclusive right and option for thirty (30) days following the receipt of said

                 Offer to purchase all, but not less than all, of the Offered Interest on the terms and conditions set forth in the Offer. The Non-Selling Partner shall exercise its option to purchase the Offered Interest by actual delivery to the Selling Partner, within the aforesaid thirty (30) day period, written notice of such election. The Non-Selling Partner shall be deemed to have elected not to purchase the Offered Interest if it fails to timely provide written acceptance. Each Non-Selling Partner who elects to so purchase the Offered Interest pursuant to the Offer (the "Electing Partner") shall have the right to purchase that proportion of the Offered Interest which the amount such Electing Partner elects to purchase bears to the total amount which the Electing Partners elected to purchase. The Electing Partner shall be obligated to close no later than ninety (90) days after the date of the Offer.

         If the Non-Selling Partner does not elect to purchase all of the Offered Interest, the Selling Partner may sell the Offered Interest; provided, however, that the sale (i) shall not be made at a price lower than the price offered to the Non-Selling Partner, (ii) is not made to any person other than the original offeror, (iii) is on the same terms and conditions as those specified in the Offer, and (iv) is consummated within ninety (90) days after the lapse of all options arising in connection with the offer.

         If the offeror, terms or conditions of the proposed sale are changed or such Offered Interest has not been sold prior to the lapse of the aforesaid ninety (90) day period, the Selling Partner must make a new offer, pursuant to the procedures in this Section 8.3, to the Non-Selling Partner prior to selling such Offered Interest. If the Non-Selling Partner elects to purchase all of the Offered Interest, then the closing of said purchase shall take place at the office of the Partnership.

         8.4 PERMITTED TRANSFERS TO SPECIFIED PARTIES. Unless Transfer is prohibited by subsections 8.2(a), (c), or (d) above, then notwithstanding the provisions of Section 8.3 above, a Partner may Transfer all or any part of its Partnership Interest to another Partner, an Affiliate of such Partner, his spouse, his parents, his children, his grandchildren, his brothers, his sisters or to a trust for the benefit of any of the aforementioned parties (herein called a "Permitted Transferee"). A Permitted Transfer may be by will or intestate succession or by inter vivos Transfer. Any inter vivos Transfer made pursuant to this Section 8.4 shall not become effective until the other Partners have received from the Permitted Transferee an irrevocable power of attorney appointing the Partner Transferring such Partnership Interest or portion thereof as the attorney-in fact for said Permitted Transferee with full power and authority to deal in any way with such Partnership Interest, or portion thereof, as the case may be. Further, the power of attorney shall provide that in the event of the death of the attorney-in-fact the Permitted Transferee will within ninety (90) days after said death appoint one person to deal with the Partnership Interest of all Permitted Transferees and having failed to do so the other Partners shall have the right to appoint a substitute attorney-in-fact to deal with such Partnership Interest or portion thereof, as the case may be. Said power of attorney shall be binding upon the Permitted Transferee, his heirs, successors and assigns. A Transfer pursuant to this

                 Section 8.4 shall not relieve the transferor from any of its obligations to the Partnership under this Agreement.

         8.5 BUY-SELL AGREEMENT. At any time and from time to time, any Partner (the "Initiating Partner") may purchase the Partnership Interest of any other Partner (the "Responding Partner") or sell its Partnership Interest to the Responding Partner upon the following terms:

                 (a)            The Initiating Partner shall notify the
                          Responding Partner in writing of its offer to purchase the Partnership Interest of the Responding Partner or to sell such Initiating Partner's Partnership Interest to the Responding Partner. This offer to buy or sell shall state a valuation of the assets of the Partnership (the "Option Value"). The price payable as to any Partner (the "Option Price") shall be that amount which the Partner would receive pursuant to Section 6.6 of this Agreement if the Cable System were sold for cash as of the date of the Initiating Partner's offer to purchase the Responding Partner's Partnership Interest in an amount equal to the Option Value, all secured lenders and Partner loans are paid in full and the remaining proceeds distributed. The only assets whose value is to be considered is the Cable System and the only liabilities to consider are the liabilities directly secured by the Cable System and Partner loans made pursuant to Section 3.6. Potential closing costs, cash on hand, reserves and other expenses are not to be taken into account.

                 (b)              Within sixty (60) days after the receipt of
                          such offer, the Responding Partner shall deliver to the Initiating Partner, written notification of either:

                          (1)              Such Responding Partner's agreement
                                  to sell its Partnership Interest at the
                                  Option Price applicable to the Responding
                                  Partner; or

                          (2)              Such Responding Partner's election
                                  to purchase the entire Partnership Interest of the Initiating Partner at the Option Price applicable to the Initiating Partner.

         Failure by the Responding Partner to respond within sixty (60) days shall be deemed to be an election to proceed under (b)(i) above.

                 (c)              The Purchasing Partner (herein so called) in
                          addition to paying at the closing the Option Price shall be obligated to loan to the Partnership an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Partnership to the Selling Partner (herein so called) as of such time, except any loans to the Partnership permitted by this Agreement which are secured by liens against the Cable System or any part thereof.

                 (d)              Any such purchase or sale shall be
                          accomplished as follows:

                          (1)              Twenty percent (20%) of the Option
                                  Price, unless otherwise agreed, shall be made in cash at closing with the remainder evidenced by a promissory note, secured by the Partnership Interest, payable in five (5) equal annual installments and bearing interest at a rate of five percent (5)% compounded semi-annually.

                          (2)              Closing shall take place thirty (30)
                                  days after the response date referred to above, or after the Responding Partner delivers the written notice set forth above, whichever date is earlier.

                 (e)              Upon receipt of the Option Price, the Selling
                          Partner shall execute and deliver all documents reasonably required to transfer the Partnership Interest in the Partnership being sold. The Selling Partner shall also execute such resignations and other documents as may be reasonably required by counsel for the Partnership to accomplish the withdrawal of the Selling Partner as a Partner of the Partnership and the Purchasing Partner shall assume all of the Selling Partner's obligations to the Partnership and the General Partner under any loans to the Partnership permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the Selling Partner.

                 It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.5 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and Partners' relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

         8.6 ASSUMPTION BY TRANSFEREE. Any transferee to whom all or any part of a Partnership Interest may be Transferred pursuant to this Agreement shall take such Partnership Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the other Partners, at which time such transferee shall be admitted as a substitute Partner and shall succeed to all rights of its transferor except as such rights may be otherwise limited by other provisions of this Agreement. Anything contained in this Section 8.6 to the contrary notwithstanding, the assumption by the transferee of the Partnership Interest being Transferred shall not relieve the transferor of such Partnership Interest of its obligations hereunder unless such transferor is released by written consent of all Partners or the Transfer was made pursuant to
                 Section 8.3.

         8.7 COST OF TRANSFERS. The transferor and, if it fails or refuses to do so, then the transferee, of any Partnership Interest shall reimburse the Partnership for all costs incurred by the Partnership resulting from any Transfer.

         8.8 EFFECT OF ATTEMPTED DISPOSITION IN VIOLATION OF THIS AGREEMENT. Any attempted Transfer of any Partnership Interest in breach of this Agreement shall be null and void and of no effect whatever.


                                       9
                     RESIGNATION, WITHDRAWAL AND REMOVAL OF
               GENERAL PARTNER: ADMISSION OF NEW GENERAL PARTNER

         9.1 VOLUNTARY RESIGNATION OR WITHDRAWAL OF THE GENERAL PARTNER. The General Partner may not withdraw its interest in the Partnership, Transfer its interest to any Person or admit any Person as a substitute General Partner except as provided in Section 4.12, Article VIII or this Article IX.

         9.2 SUBSTITUTE AND ADDITIONAL GENERAL PARTNERS. To the extent permitted under Texas law, the General Partner may, with the consent of at least a Majority in Interest of the Partners, at any time designate additional Persons to be General Partners, whose interest in the Partnership shall be such as shall be agreed upon by the General Partner and such additional General Partners, so long as the Partnership Interest of the Limited Partner shall not be affected thereby.

         9.3 ADMISSION OF A SUCCESSOR GENERAL PARTNER. Any successor Person shall be admitted as a General Partner of the Partnership if the following terms and conditions are satisfied:

                 (a)              The written consent of at least a Majority in
                          Interest of the Partners to the admission of such Person as a General Partner shall have been obtained;

                 (b)              The successor Person shall have accepted and
                          assumed all the terms and provisions of this Agreement;

                 (c)              If the successor Person is a corporation, it
                          shall have provided counsel for the Partnership with a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner under the terms and conditions of this Agreement; and

                 (d)              The successor Person shall have executed this
                          Agreement and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner.

                                       10
                                  DISSOLUTION

         10.1             DISSOLUTION.

                 (a)              It is the intention of the Partners that the
                          business of the Partnership be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would result in a statutory dissolution of the Partnership pursuant to the laws of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the business of the Partnership shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earlier to occur of:

                          (1)              a determination by a Majority in
                                  Interest of the Partners that the business of the Partnership should be terminated;

                          (2)              the bankruptcy or insolvency of the
                                  Partnership;

                          (3)              subject to the provisions of
                                  paragraph (b) below, the death, incompetency, bankruptcy, insolvency, withdrawal or removal from the Partnership of the last remaining General Partner;

                          (4)              the date upon which a Liquidating
                                  Event occurs, and all payments have been received; or

                          (5)              entry of a decree of judicial
                                  dissolution.

         For purposes of this Agreement, bankruptcy shall be deemed to have occurred when the Person in question files a petition under any section or chapter of the Federal Bankruptcy Code, as amended, or becomes subject to an order for relief under Title 11 of the United States Code Annotated or is declared bankrupt or insolvent in a state bankruptcy or insolvency hearing.

                 (b)              Upon the occurrence of any event set forth in
                          subparagraph (iv) of paragraph (a) above with respect to the last remaining General Partner, the business of the Partnership shall be continued pursuant to the provisions of this Agreement if, within a period of 90 days from the date of such occurrence, each of the Limited Partner shall elect in writing that it be so continued and shall designate one or more Person to be admitted to the Partnership as a General Partner. Any such Person shall upon admission to the Partnership succeed to all of the rights and powers of a General Partner hereunder, provided that the former General Partner shall retain and be entitled to its share of profits, losses, distributions, and capital associated with the General Partner's Partnership Interest.

         10.2 WIND-UP OF AFFAIRS. As expeditiously as possible following the occurrence of an event giving rise to a termination of the business of the Partnership, the General Partner (or a special liquidator who may be appointed by a Majority in Interest of Limited Partner if the termination results from a circumstance described in Section 10.1 (a)(iv) above relative to the General Partners) shall wind-up the affairs of the Partnership, sell its property and assets for cash at the highest price reasonably obtainable, distribute the proceeds in accordance with Section 6.6 in liquidation of the Partnership and file a certificate of cancellation with the Secretary of State of Texas. In no event shall there be a distribution of the property and assets of the Partnership in kind, unless a Majority in Interest of the Partners approve such distribution.


                                       11
                                 MISCELLANEOUS

         11.1 AMENDMENTS. In addition to the right of the General Partner to amend certain of the provisions of this Agreement by reason of the power of attorney granted to the General Partner under Section 5.4, a Majority in Interest of the Partners may, by instrument in writing, amend any of the other provisions hereof, except for those provisions which affect the rights of Partners to share income, gain, distributions, loss and deductions and require Partners to make Additional Capital Contributions, which provisions shall be amended only upon the written consent of all Partners adversely affected thereby.

         11.2 OTHER ACTIVITIES. Any Partner may engage or possess an interest in other business ventures of every nature and description, independently or with others, including, without limitation, the acquisition, construction, ownership, leasing, operation and management of cable system projects (including projects similar to the Cable System), and neither the Partnership nor any of the other Partners shall have any right by virtue of this Agreement in and to such other ventures or to the income or property derived therefrom.

         11.3 PARTITION. No Partner shall be entitled to a partition of the Cable System or any other property or assets of the Partnership, notwithstanding any provision of law to the contrary.

         11.4 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.
                 Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

         11.5 PROVISIONS SEVERABLE. Every provision of this Agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         11.6 COUNTERPARTS. This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

         11.7 HEADINGS. The headings of the various Sections are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

         11.8 SUCCESSORS AND ASSIGNS. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns.

         11.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND ALL OBLIGATIONS OF ONE PARTNER TO ANOTHER ARE PERFORMABLE AT THE SITE OF THE CABLE SYSTEM.

         11.10 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO
                 SECTION 4.11.

                 IN WITNESS WHEREOF, the Partners have executed this Agreement as of the 19th day of May, 1998.

                                      GENERAL PARTNER:

                                      BLACK CREEK MANAGEMENT, L.L.C.
                                      a Delaware limited liability corporation


                                      By:   /s/ STEVEN SEACH
                                         -------------------------------------
                                      Name: Steven Seach
                                           -----------------------------------
                                      Its: President
                                          ------------------------------------

                                      Address:  515 Congress, Suite 2626
                                                Austin, Texas 78701



                                      LIMITED PARTNER:

                                      CLASSIC CABLE, INC.,
                                      a Delaware corporation


                                      By:   /s/ STEVEN SEACH
                                         -------------------------------------
                                      Name: Steven Seach
                                           -----------------------------------
                                      Its: President
                                          ------------------------------------

                                      Address:  515 Congress, Suite 2626
                                                Austin, Texas 78701

                                   EXHIBIT A


KANSAS

Abilene
Beloit
Clay Center
Concordia


MISSOURI

Brookfield
Trenton


OKLAHOMA

Fort Sill
Hugo
Idabel
Purcell


TEXAS

Childress
Lampasas
Memphis
Wellington